Exhibit 99.2

News Release

Contacts:	Media:	Ron Gruendl (U.S.)	Jamie Brookes (U.K.)
		(412) 234-7157	+44 (0) 20 7163 2146
		gruendl.rr@mellon.com	brookes.j@mellon.com

	Analysts:	Steve Lackey	Andy Clark
		(412) 234-5601	(412) 234-4633
		lackey.s@mellon.com	clark.aj@mellon.com

FOR IMMEDIATE RELEASE

MELLON FINANCIAL CORPORATION TO ISSUE SHARES

OF RESTRICTED COMMON STOCK RELATED TO COMPLETION

OF WALTER SCOTT & PARTNERS LIMITED ACQUISITION

PITTSBURGH, October 2, 2006 — In connection with today’s completion of Mellon Financial Corporation’s acquisition of Walter Scott & Partners Limited, Mellon will be issuing restricted shares of Mellon common stock to 25 Walter Scott & Partners Limited employees. The aggregate number of shares issued will be equal to the U.S. dollar equivalent of £5 million, divided by today’s closing price of Mellon common stock. If this calculation had been performed using the applicable closing price and exchange rate from Friday, September 29, 2006, 239,437 shares would have been issued. Recipients of the restricted stock awards are investment staff members directly or indirectly engaged in Walter Scott & Partners Limited investment activities. This would include investment specialists, researchers and analysts who will be continuing in the same capacity following the acquisition. The restricted shares will vest in increments of one-third of the shares awarded on each of the second through fourth anniversaries of the award date, provided that the individual remains employed by Mellon on that date. Granting of the awards is subject to execution by the recipient of an employment restriction agreement.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing asset management, private wealth management, asset servicing, payment solutions and investor services. Mellon has approximately $5.1 trillion (£2.7 trillion) in assets under management, administration or custody, including $870 billion (£465.7 billion) under management. News and other information about Mellon is available at www.mellon.com.

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This press release contains statements relating to future results of Mellon Financial Corporation that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, plans for, implications of and the financial impact of the announced transaction. These forward-looking statements, and other forward-looking statements contained in other public disclosures of Mellon Financial Corporation which make reference to the cautionary factors contained in this press release, are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond Mellon Financial Corporation’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to: changes in political and economic conditions; equity, fixed-income and FX market fluctuations; success in gaining regulatory approvals when required; client retention rates; integrations of acquired businesses; and other risks and uncertainties detailed in Mellon Financial Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2005 and in subsequent reports filed by Mellon Financial Corporation with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. All statements in this press release speak only as of October 2, 2006, and Mellon Financial Corporation undertakes no obligation to update any statement to reflect events or circumstances after October 2, 2006 or to reflect the occurrence of unanticipated events.